Exhibit 10.2

EXECUTION VERSION

AMENDMENT TO AMENDED AND RESTATED SERVICES AGREEMENT
This Amendment (this “Amendment”) to that certain Amended and Restated Services Agreement, dated as of May 8, 2024 (the “Agreement”), by and between Bridger Aerospace Group Holdings, Inc., a Delaware corporation (“Bridger”), Albacete Aero, S.L.U., a limited liability company incorporated under the laws of Spain (“Albacete”), Bridger Aerospace Europe, S.L.U., a limited liability company incorporated under the laws of Spain (“BAE”) and MAB Funding Designated Activity Company, a designated activity company (limited by shares) incorporated under the laws of Ireland (“Owner”), is entered into by the Parties as of April 15, 2025 (the “Effective Date”). Capitalized terms used but not defined herein shall have the same meaning as set forth in the Agreement.
WHEREAS, in accordance with Section 8.3 of the Agreement, the Parties desire to set forth certain amendments to the Agreement as set forth herein.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
1.Amendments. Effective as of the Effective Date, Section 1.1, Section 2.2, Section 3.4.1 and Section 3.4.4(b) are each hereby amended as set forth below to insert the underlined text (as indicated textually in the same manner as the following example: underlined text):
(a)
“1.1    Lease. With respect to each Aircraft, at the request of Owner at any time and from time to time, but no earlier than 90 days prior to the anticipated date that such Aircraft is equipped to be flown in revenue service for aerial firefighting purposes, Owner and Bridger shall negotiate in good faith for the entry into an operating lease with respect to the applicable Aircraft, together with all equipment, attachments, accessories and parts as may be installed thereon or appurtenant thereto from time to time, on the terms and subject to the conditions set forth on Exhibit B hereto (the “Lease Terms”) and otherwise containing such other customary terms and conditions for aircraft leases of this type and as to similar aircraft and otherwise as reasonably satisfactory to Owner (each, an “Operating Lease”); provided, however, that, as to each Aircraft, at the election of Owner (in its sole and absolute discretion), Owner and Bridger shall enter into an Operating Lease no later than the date such Aircraft is to be first operated. With respect to each Aircraft, during the term of this Agreement and at any time that an Operating Lease or Third Party Operating Lease (as defined below) is not then in effect with respect to such Aircraft, Bridger agrees to hold such Aircraft as Owner’s bailee for the sole benefit of Owner. Substantially concurrently with the entry into any Operating Lease or Third Party Operating Lease (as defined below), the Parties shall cooperate in good faith to amend this Agreement as may be required in order to appropriately reflect the terms of such Operating Lease. Notwithstanding anything to the contrary in this

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Agreement (but without limiting the rights of Bridger pursuant to Section 3.1 and Section 3.2 of this Agreement), at any time and from time to time, Owner may elect to enter into, or cause one or more of its affiliates to enter into, one or more operating leases with third parties with respect to any of the applicable Aircraft, on terms and conditions determined by Owner in its sole and absolute discretion (each, a “Third Party Operating Lease”). In connection with any Third Party Operating Lease, Bridger shall provide or cause to be provided, in good faith, such commercially reasonable cooperation and assistance as may be required or reasonably requested by Owner in connection with the negotiation, entry into or consummation of any Third Party Operating Lease, including but not limited to providing information and copies of books and records in respect of the applicable Aircraft, responding to inquiries from actual or potential lessees and participating in meetings with actual or potential lessees.”
(b)
“2.2 Operation of Aircraft. For so long as this Agreement is in effect with respect to any Aircraft, Bridger shall not operate such Aircraft at any time that an Operating Lease is not then in effect with respect thereto other than (i) pursuant to the terms of an applicable Third Party Operating Lease or (ii) any ferry flight, the purpose of which is to deliver such Aircraft to a third party that is either (x) providing maintenance, repair or storage services pursuant to a Key Contract (as defined herein) or (y) to a third-party that is retained to perform the Work (defined below) in accordance with this Agreement. In all cases, the use and operational control of an Aircraft, other than as explicitly set out in this Section 2.2, shall be governed by the terms and subject to the conditions set forth in the applicable Operating Lease or Third Party Operating Lease and the Key Contracts relating to such Aircraft or as otherwise mutually agreed upon in writing by the Parties.
(c)
“3.4.1 In the event that (x) Bridger’s rights with respect to the Second Purchase have terminated in accordance with Section 3.1 or (y) the First Purchase is consummated and either (1) Bridger fails to deliver a Second Purchase Election Notice by the Second Purchase Date in accordance with Section 3.2 or (2) Bridger delivers a Second Purchase Election Notice in accordance with Section 3.2 but the Second Purchase is not consummated, in either case, within fifteen (15) days of the occurrence of any such event described by either (x) or (y) herein, either Party may elect, by delivery of a written notice to the other Party, to commence a good faith sales process to pursue a sale of all of the Aircraft or, solely in respect of the preceding clause (y), Aircraft 3 and Aircraft 4 (as applicable, the “Subject Aircraft”) to a third party (a “Sale Process”). If within forty-five (45) days of the occurrence of any such event (such date, the “Payment Date”), neither Party has elected to pursue a Sale Process and Owner has not otherwise entered into a Third Party Operating Lease with respect to Aircraft 1 and Aircraft 2 (provided, that, as of such date, such Third Party Operating Lease is then in effect and at least one “Base Rent”, “Basic Rent” or equivalent payment pursuant to such Third Party Operating Lease is due and payable to Owner) on terms and conditions satisfactory to Owner, in its sole and absolute discretion, then Bridger shall pay or cause to be

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paid to Owner the amount set forth in Section 3.4.4(b), unless and solely to the extent that (i) Owner has confirmed in writing to Bridger that it is delaying the election period to commence a Sale Process, during which delayed period either Party may elect to pursue a Sale Process, or (ii) Owner has waived in writing the obligations of Bridger under this Section 3.4.”

(d)
“3.4.4 Bridger shall pay or cause to be paid to Owner:
(b) if (1) either (i) a Sale Process was commenced under this Section 3.4 and there has not been a Consummated Sale or (ii) a Sale Process was not commenced under this Section 3.4 and (2) the Owner has not otherwise entered into a Third Party Operating Lease with respect to Aircraft 1 and Aircraft 2 (provided, that, as of such date, such Third Party Operating Lease is then in effect and at least one “Base Rent”, “Basic Rent” or equivalent payment pursuant to such Third Party Operating Lease is due and payable) on terms and conditions satisfactory to Owner, in its sole and absolute discretion, an amount in cash equal to (1) $15 million plus (2)(A) the excess of (i) the VAT Amount minus
(ii) the Recovered VAT Amount, if any, as of the Sale Process Termination Date or the Payment Date, as applicable, plus (B) the amount accrued commencing on the VAT Payment Date through the earlier of (i) the VAT Recovery Date and
(ii) the Sale Process Termination Date or the Payment Date, as applicable, at a rate of 15% per annum, compounded monthly, on the VAT Amount (provided, however, that if at any time prior to the VAT Recovery Date the aggregate Retrofitting Costs exceed $25,106,163.09, such rate shall be increased to 22.8% per annum from and after the date any such excess costs are first incurred), which amount shall be paid by wire transfer of immediately available funds (x) within five (5) Business Days of the Sale Process Termination Date, in the event of the circumstances set forth in the foregoing clause (b)(1)(i) or (y) on the Payment Date, in the event of the circumstances set forth in the foregoing clause (b)(1)(ii);”
2.Additional Amendments Related to the Avenue Member. Effective as of April 1, 2025, (i) the reference in the Agreement to “Avenue Sustainable Solutions Fund, L.P., a Delaware limited partnership” is hereby amended and replaced with “Eyre Street Capital, LLC, a Delaware limited liability company”; (ii) the defined term “Avenue Member” in the Agreement is hereby amended and replaced with the term “ESC Investor” and (iii) the notice information set forth in Section 8.2 of the Agreement for Avenue Sustainable Solutions Fund, L.P. (with respect to notices to Owner) is hereby amended and replaced as follows:
Eyre Street Capital, LLC
c/o Eyre Street Capital, LLC 1400 16th Street NW
Suite 300

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Washington, DC 20036 Attn: Graham Feldman
Email: gfeldman@eyrestreet.com scoleman@eyrestreet.com
3.Miscellaneous. The terms and provisions of Section 8.5 and Section 8.11 of the Agreement are incorporated herein by reference to the same extent as if expressly set forth herein. Except as specifically amended hereby, all other terms of the Agreement shall remain unchanged and in full force and effect. From and after the date hereof, any reference to “this Agreement”, “hereof”, “herein”, “hereunder” and words or expressions of similar import in the Agreement shall be deemed a reference to the Agreement as amended hereby.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have executed this Amendment to be effective as of the day and year first above written.

BRIDGER:

Bridger Aerospace Group Holdings, Inc.

By: /s/ Samuel C. Davis
Name: Samuel C. Davis
Title: Chief Executive Officer

OWNER:

MAB Funding Designated Activity Company

By: /s/ Kate Macken
Name: Kate Macken
Title: Director

ALBACETE:

Albacete Aero, S.L.U.

By: /s/ Ignacio J. de Alvaro Liano
Name: Ignacio J. de Alvaro Liano
Title: Sole Director

BAE:

Bridger Aerospace Europe, S.L.U.

By: /s/ C Thaler
Name: C Thaler
Title: Authorized Signer

[Amendment to A&R Services Agreement]